Exhibit 10.1

EMPLOYMENT TRANSITION AGREEMENT

This Employment Transition Agreement (this “Agreement”), effective as of the Effective Date (as defined below), is made and entered into by and among Innovative Industrial Properties, Inc., a Maryland corporation (the “REIT”), IIP Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership,” and together with the REIT, the “Company”), and Robert Sistek (“Executive”), and inures to the benefit of each of the Company’s current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Parties”).

WHEREAS, Executive is currently employed by the Company, and is a party to that certain Severance and Change of Control Agreement executed effective January 18, 2017 by and among the REIT, the Operating Partnership and Executive (the “Severance Agreement”);

WHEREAS, both Executive and the Company have determined that it is in their mutual best interests that Executive’s employment with the Company terminate, and that their employment relationship be dissolved in the manner set forth in this Agreement; and

WHEREAS, Executive and the Company desire to set forth the terms and conditions of the foregoing arrangement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties agree as follows:

1.           Effective Date; Termination of Employment.

(a)          Effective Date. This Agreement shall become effective upon the occurrence of both of the following events: (i) execution of the Agreement by the Parties and the execution of the Release (as defined in Section 2(d) below) by Executive; and (ii) expiration of the revocation period applicable under the Release without Executive having given notice of revocation. The date of the last to occur of the foregoing events shall be referred to in this Agreement as the “Effective Date.” Until and unless both of the foregoing events occur, this Agreement shall be null and void.

(b)          Termination of Employment Status. Executive’s employment by the Company shall terminate effective as of June 30, 2017 (the “Termination Date”). Executive hereby resigns from any position he holds at the Company (and any of its affiliates and subsidiaries) effective as of the Termination Date. Executive shall execute any additional documentation necessary to effectuate such resignations.

2.            Compensation.

(a)          Compensation through Termination Date. On the Termination Date, the Company shall issue Executive his final paycheck, reflecting (i) his earned but unpaid base salary through June 30, 2017, and (ii) all accrued, unused PTO (vacation and sick leave) due Executive through the Termination Date. Subject to Section 2(b) below, Executive acknowledges and agrees that with his final check, the payment of any outstanding expense reimbursements, and the payment of any amounts payable under any of the employee benefit plans of the Company in accordance with the terms of such plans, Executive will have received all monies, bonuses, commissions, expense reimbursement, vacation pay, or other compensation he earned or was due during his employment by the Company.

(b)          Compensation on Effective Date. On the Effective Date, in consideration for the Release and his continued compliance with the terms of this Agreement, the Executive shall be entitled to receive a severance of One Hundred Thirteen Thousand Dollars ($113,000) less applicable withholding taxes, which shall be payable within fourteen (14) days of the Effective Date.

(c)          Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to compensation, benefits, and other amounts hereunder (if any) accruing after the termination of Executive’s employment by the Company shall cease upon such termination. In the event of a termination of Executive’s employment by the Company under this Agreement, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 2. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 2, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)          Release. Executive’s right to receive any payment pursuant to Section 2(b) shall be contingent on Executive providing to the Company (and failing to revoke) a full and complete general release in the form attached hereto as Exhibit A (the “Release”).

3.            Certain Covenants. Executive hereby expressly reaffirms his obligations under Section 16 of the Severance Agreement, a copy of which is attached to this Agreement as Exhibit B and incorporated herein by reference, and agrees that such obligations shall survive the Termination Date.

4.            Arbitration. The Parties agree that with the exception of disputes and claims identified below, if any dispute arises concerning interpretation and/or enforcement of the terms of this Agreement, said dispute shall be resolved by binding arbitration before a single arbitrator conducted in San Diego, California in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect (“AAA’s National Rules”). In the event that such a dispute arises, counsel for both parties will attempt to jointly select an arbitrator. If unable to do so, the procedures outlined in the AAA’s National Rules shall govern.

Exceptions: If the Company claims that Executive has violated the confidentiality provisions of this Agreement, the confidentiality provisions of any other agreement referenced herein or any provision in Section 16 of the Severance Agreement, the Company may, but is not required to, arbitrate said dispute. Furthermore, neither party to this Agreement shall be prohibited from seeking injunctive relief in a judicial proceeding.

2

5.            Litigation Cooperation. Executive agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation the Company may conduct, including taking such requested actions as are reasonably necessary to preserve the Company’s attorney-client privilege. The Company agrees to reimburse Executive for his reasonable expenses incurred in connection with such cooperation within forty-five (45) days after receipt of an invoice from Executive setting forth in reasonable detail such expenses. Reasonable long distance travel (transportation, lodging and meals) will be reimbursed consistent with the Company’s past practices with respect to Executive, as determined by the Company’s Chief Executive Officer or Chief Financial Officer, in his or her reasonable discretion. Notwithstanding the foregoing, the Company shall have no obligation by virtue of this Section 5 to pay Executive for time spent by Executive in any pending or future litigation or arbitration where Executive is a co-defendant or party to the arbitration or litigation.

6.            Miscellaneous.

(a)          Entire Agreement. This Agreement and the agreements referenced herein set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including without limitation, the Severance Agreement (other than Section 16 thereof, which is incorporated herein) and any contrary or limiting provisions in any Company equity compensation plan. Any of Executive’s rights hereunder shall be in addition to any rights Executive may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements) to which Executive is a party or in which Executive is a participant, including, but not limited to, any Company sponsored employee benefit plans. The provisions of this Agreement shall not in any way abrogate Executive’s rights under such other plans and agreements. In addition, this Agreement shall not limit in any way any obligation Executive may have under any other agreement with or promise to the Company relating to confidentiality, proprietary rights in technology or the assignment of interests in any intellectual property.

(b)          Assignment; Assumption by Successor. The rights of the Company under this Agreement may, upon prior written notice to (to the extent reasonably practicable) and without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

3

(c)          Survival. The covenants, agreements, representations and warranties contained in or made in Sections 2, 3, 4, 5 and 6 of this Agreement shall survive any termination of this Agreement.

(d)          Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e)          Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f)          Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g)          Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company.

If to the REIT or the Operating Partnership:

Innovative Industrial Properties, Inc.

IIP Operating Partnership, LP

17190 Bernardo Center Drive

San Diego, California 92128

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(h)          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(i)          Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Section 4 herein, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

4

(j)          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(k)          Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(l)          Code Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations thereunder.

(m)          Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Chief Executive Officer or Chief Financial Officer of the Company.

(n)          Right to Advice of Counsel. EXECUTIVE acknowledgeS that HE HAS the right, AND IS ENCOURAGED, to consult with HIS lawyer; by HIS signature below, EXECUTIVE acknowledgeS that HE HAS consulted, or has elected not to consult, with HIS lawyer concerning this Agreement.

(Signature Page Follows)

5

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

/s/ Robert Sistek
Robert Sistek
Date: June 28, 2017

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

By:	/s/ Paul Smithers
Name: Paul Smithers
Title: President and Chief Executive Officer
Date: June 30, 2017

IIP OPERATING PARTNERSHIP, LP

By: Innovative Industrial Properties, Inc., its general partner

By:	/s/ Paul Smithers
Name: Paul Smithers
Title: President and Chief Executive Officer
Date: June 30, 2017

EXHIBIT A

RELEASE OF CLAIMS

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges Innovative Industrial Properties, Inc. (the “REIT”), IIP Operating Partnership, LP (together with the REIT, the “Company”) and each of their current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Release of Claims, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to the undersigned’s employment with the Company or the cessation of that employment.

The undersigned understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue and/or recover against any of the Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under the United States Constitution, the California Constitution, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, the California Fair Employment and Housing Act, the California Family Rights Act, the provisions of the California Labor Code and the provisions of the California Business and Professions Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws), perquisites of employment (including but not limited to claims relating to stock and/or stock options) and/or employment discrimination. Excluded from this release are any claims which cannot be released by law. Nothing in this Release of Claims shall affect the undersigned’s right to file a timely charge or participate in an investigative proceeding with the Equal Employment Opportunity Commission, any other state or local fair employment agency, or the National Labor Relations Board. The undersigned, however, hereby releases and waives his right to any individual monetary recovery in connection with any proceedings initiated by any local, state or federal agency, or anyone on behalf of the undersigned, or against any of Releasees.

The undersigned acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). He also acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he already was entitled. The undersigned further acknowledges that he has been advised by this writing, as required by law, that: (a) his waiver and release specified in this paragraph do not apply to any rights or claims that may arise after the date he signs this Release of Claims; (b) he has been advised hereby that he has the right to consult with an attorney of his choosing prior to executing this Release of Claims; (c) he has twenty-one (21) days to consider this Release of Claims (although he may choose to voluntarily execute this Release of Claims earlier; and, the undersigned represents that if he executes this Release of Claims before twenty-one (21) days have elapsed, he does so voluntarily, upon the advice and with the approval of his legal counsel, and that he voluntarily waives any remaining consideration period); (d) he has seven (7) days following his execution of this Release of Claims to revoke the Release of Claims (in writing, as provided below); and (e) this Release of Claims will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Release of Claims is executed by the undersigned, provided that he has not revoked this Release of Claims as provided below, and further provided that the Company has also executed this Release of Claims and the Employment Transition Agreement by that date. Any revocation of this Release of Claims must be made in writing and received by the Company at 17190 Bernardo Center Drive, San Diego, CA 92128; Attn: General Counsel, no later than noon on the eighth (8th) calendar day following the undersigned’s execution of this Release of Claims.

The undersigned expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The undersigned expressly agrees and understands that the release given by him pursuant to this Release of Claims applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against the Company or any of the other Releasees.

The undersigned agrees that if any provision of the release given by him under this Release of Claims is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned promises that he will never sue the Company or any of the other Releasees with respect to any claim covered by the release provisions of this Release of Claims, including but not limited to claims arising out of the undersigned’s employment with the Company or the termination of that employment. The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the claims released hereunder or in any manner asserts against Releasees, or any of them, any of the claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or claim. Notwithstanding this provision, the Company recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the Department of Fair Employment and Housing (“DFEH”) to enforce the statutes which come under their jurisdiction and is not intending to prevent the undersigned from participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this paragraph limits or affects the finality or scope of the releases provided in this Release of Claims. Accordingly, the undersigned agrees to waive any and all rights to collect any monetary recovery in connection with any actions by the EEOC or the DFEH.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

PLEASE READ CAREFULLY. THIS RELEASE OF CLAIMS CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE UNDERSIGNED ACKNOWLEDGES AND AGREES THAT HE HAS BEEN ADVISED THAT THIS RELEASE OF CLAIMS IS A BINDING AND LEGAL DOCUMENT. THE UNDERSIGNED FURTHER AGREES THAT HE HAS HAD AT LEAST TWENTY-ONE (21) DAYS TO REVIEW THE PROVISIONS OF THIS RELEASE OF CLAIMS AND HAS BEEN ADVISED TO SEEK LEGAL ADVICE REGARDING ALL ITS ASPECTS, AND THAT IN EXECUTING THIS RELEASE OF CLAIMS THE UNDERSIGNED HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY THE COMPANY OR ANY OF ITS EMPLOYEES OR REPRESENTATIVES REGARDING THIS RELEASE OF CLAIMS’ SUBJECT MATTER AND/OR EFFECT. THE UNDERSIGNED HAS READ AND FULLY UNDERSTANDS THIS RELEASE OF CLAIMS AND VOLUNTARILY AGREES TO ITS TERMS.

IN WITNESS WHEREOF, the undersigned has executed this Release of Claims this ___ day of ________, 2017.

Robert Sistek

EXHIBIT B

SEVERANCE AGREEMENT

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

THIS AGREEMENT, effective as of the 18th day of January, 2017, is by and between Innovative Industrial Properties, Inc., a Maryland corporation (the “Company”), IIP Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), and Robert Sistek (the “Employee”).

WHEREAS, to induce the Employee to remain as an executive officer of the Company and a key employee of the Partnership, the Company, the Partnership and the Employee desire to enter into this Severance and Change Of Control Agreement (the “Agreement”); and

WHEREAS, the parties agree that the restrictive covenants underlying certain of the Employee’s obligations under this Agreement are necessary to protect the goodwill or other business interests of the Innovative Industrial Entities (as defined below) and that such restrictive covenants do not impose a greater restraint than is necessary to protect such goodwill or other business interests.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, including the Employee’s agreement to continue as an executive officer of the Company and as an employee of the Partnership, the Employee’s agreement to provide consulting services following termination of employment pursuant to the terms hereof, and the restrictive covenants contained herein, the Employee, the Company, and the Partnership agree as follows:

1.           Definitions. The following words, when capitalized in this Agreement, shall have the meanings ascribed below and shall supersede the meanings given to any such terms in any other award agreement or related plan document in effect prior to the date of this Agreement, including but not limited to the definitions of “Cause,” “Change of Control,” or “Good Reason”:

(a)          “Affiliate” shall have the meaning given to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

(b)          “Average Annual Cash Bonus” means the average of the annual cash bonus, if any, paid or payable to the Employee with respect to the three (3) most recently completed calendar years prior to termination of employment (or the period of the Employee’s employment, if shorter).

(c)          “Base Performance Share Value” means the fair market value as of the date of the Change of Control of the number of unvested shares underlying the Employee’s outstanding performance share awards that would have been earned pursuant to the terms of the award if the performance period for each such award ended immediately prior to the Change of Control. For such purposes, the level of achievement of the performance goals established for each such award will be determined on the date immediately prior to the Change of Control as follows: (X) if the goal is a market-based goal, such as total stockholder return or stock price, then the actual performance to date shall be used, and (Y) if the goal is not a market-based goal, then the annualized forecasted number for such goal as most recently prepared by the Company prior to the date of the Change of Control shall be used and treated as if it were actual performance.

(d)           “Base Restricted Share Value” means the fair market value as of the date of the Change of Control of the shares underlying all of the Employee’s unvested time-vesting restricted stock awards, restricted stock units or stock rights awards outstanding immediately prior to the Change of Control.

(e)           “Board” means the Board of Directors of the Company.

(f)           “Cause” means the termination of the Employee’s employment with all Innovative Industrial Entities by action of the Board or its delegate for one or more of the following reasons:

(i)          The Employee’s willful and continued failure substantially to perform his duties with the Innovative Industrial Entities (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties;

(ii)         The Employee’s willful commission of an act of fraud or dishonesty resulting in economic or financial damage to the Innovative Industrial Entities;

(iii)        The Employee’s conviction of, or entry by the Employee of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude;

(iv)        A willful breach by the Employee of his fiduciary duty to the Company which results in economic or other damage to the Innovative Industrial Entities; or

(v)         The Employee’s willful and material breach of the Employee’s covenants set forth in this Section 16 of this Agreement.

(g)           “Change of Control” means the occurrence of an event or series of events which qualify as a change in control event for purposes of Code Section 409A and Treasury Regulation §1.409A-3(i)(5), including:

(i)           A change in the ownership of the Company, which shall occur on the date that any one Person, or more than one Person Acting as a Group (as defined below), other than Excluded Person(s) (as defined below), acquires ownership of the stock of the Company that, together with the stock then held by such Person or group, constitutes more than fifty percent (50%) of the total fair market value of the stock of the Company. However, if any one Person or more than one Person Acting as a Group is considered to own more than fifty (50%) of the total fair market value of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change of Control.

2

(ii)          A change in the effective control of the Company, which shall occur on the date that:

(1)         Any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company. However, if any one Person or more than one Person Acting as a Group is considered to own more than thirty percent (30%) of the total voting power of the stock of the Company, the acquisition of additional voting stock by the same Person or Persons is not considered to cause a Change of Control; or

(2)         A majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(iii)         A change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total Gross Fair Market Value (as defined below) equal to more than fifty percent (50%) of the total Gross Fair Market Value of all the assets of the Company immediately prior to such acquisition or acquisitions, other than an Excluded Transaction (as defined below).

For purposes of this Subsection (g):

“Gross Fair Market Value” means the value of the assets of the Company, or the value of the assets being disposed of, as applicable, determined without regard to any liabilities associated with such assets.

Persons will not be considered to be “Acting as a Group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, or solely because they purchase assets of the Company at the same time, or as a result of the same public offering, as the case may be. However, Persons will be considered to be Acting as a Group if they (i) are owners of an entity that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company, or (ii) do so within the meaning of Section 13(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

3

The term “Excluded Transaction” means any transaction in which assets are transferred to: (A) a stockholder of the Company (determined immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company (determined after the asset transfer); (C) a Person, or more than one Person Acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company (determined after the asset transfer); or (D) an entity at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (C) (determined after the asset transfer).

The term “Excluded Person(s)” means (A) the Company or any Innovative Industrial Entity; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Innovative Industrial Entity; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company.

The term “Change of Control” as defined above shall be construed in accordance with Code Section 409A and the regulations promulgated thereunder. In no event shall a transaction described above constitute a “Change of Control” for purposes of this Agreement unless such transaction also satisfies the requirement to be a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, as each of those terms are defined under Code Section 409A and the regulations promulgated thereunder.

(h)          “Code” means the Internal Revenue Code of 1986, as amended.

(i)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)           “General Release” means (i) a release of the Innovative Industrial Entities, in such form as the Partnership may reasonably request, of all claims against the Innovative Industrial Entities relating to the Employee’s employment and termination thereof, and (ii) an agreement to continue to comply with, and be bound by, the provisions of Section 16 hereof.

(k)          “Good Reason” means any one or more of the following conditions:

(i)          any material diminution of the Employee’s authority, duties or responsibilities;

(ii)         a material diminution of the Employee’s annual base salary;

(iii)        a material change in the geographic location at which the Employee must perform the Employee’s duties and responsibilities; or

(iv)       any other action or inaction by the Company or the Partnership that constitutes a material breach of this Agreement or any other agreement pursuant to which the Employee provides services to the Company or the Partnership.

4

A termination of the Employee’s employment for Good Reason shall be effective only if (X) such condition was not consented to by the Employee in advance or subsequently ratified by the Employee in writing, (Y) such condition remains in effect thirty (30) days after the Employee gives written notice to the Board of the Employee’s intention to terminate his employment for Good Reason, which notice specifically identifies such condition, and (Z) the Employee gives the notice referred to in (Y) above within ninety (90) days of the initial existence of such condition. If the Company or the Partnership, as applicable, does not cure the condition within the thirty (30) day cure period described in (Y) above, then the Employee’s termination will occur on the day immediately following the end of the cure period. If the Company or the Partnership, as applicable, cures the condition within such thirty (30) day cure period, then the Employee will be deemed to have withdrawn his notice of termination effective as of the date the cure is effected.

(l)           “Innovative Industrial Entity” or “Innovative Industrial Entities” means the Company, the Partnership, any of their Affiliates, and any other entities that along with the Company or the Partnership is considered a single employer pursuant to Code Section 414(b) or (c) and the Treasury regulations promulgated thereunder, determined by applying the phrase “at least 50 percent” in place of the phrase “at least 80 percent” each place it appears in such Treasury regulations or Code Section 1563(a).

(m)          “Medical Benefits” shall mean the monthly fair market value of benefits provided to the Employee and the Employee’s dependents under the major medical, dental and vision benefit plans sponsored and maintained by the Partnership, at the level of coverage in effect for such persons immediately prior to the Employee’s termination of employment date. The “monthly fair market value” of such benefits shall be equal to the monthly cost (including any applicable administrative fee) to the Employee as if the Employee elected COBRA continuation coverage at the level of coverage in effect at such time for the Employee and the Employee’s dependents at their own expense.

(n)          “Person” means a “person” as used in Sections 3(a)(9) and 13(d) of the Exchange Act or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treasury Regulation §1.409A-3(i)(5).

(o)          “Prime Rate” means an annual rate, compounding annually, equal to the prime rate, as reported in The Wall Street Journal on the date of the Change of Control, or if not reported on that date, the last preceding date on which so reported, which rate shall be adjusted on each January 1 to the prime rate then in effect and shall remain in effect for the year.

(p)          “Qualifying Retirement” means the Employee’s voluntary termination of employment after the Employee has (i) attained (X) age sixty-five (65), (Y) age fifty-five (55) with ten (10) Years of Service as a full-time employee of the Partnership or any of its Affiliates, or (Z) an age which, when added to such Years of Service of the Employee equals at least seventy-five (75), and (ii) previously delivered a written notice of retirement to the Partnership and on the date of retirement the Employee has satisfied the minimum applicable advance written notice requirement set forth below:

5

Age at Voluntary Termination	Number of Years of Advance Notice

58 or younger 59 60 or older	3 years 2 years 1 year

By way of illustration, and without limiting the foregoing, if (i) the Employee is eligible to retire at age fifty-nine (59) after ten (10) Years of Service, (ii) the Employee gives two (2) years notice at age fifty-eight (58) that the Employee intends to retire at age sixty (60), and (iii) the Employee later terminates employment at age fifty-nine (59), then the Employee’s retirement at age fifty-nine (59) would not constitute a Qualifying Retirement. However, if (i) the Employee is eligible to retire at age fifty-nine (59) after ten (10) Years of Service, (ii) the Employee gives two (2) years notice at age fifty-eight (58) that the Employee intends to retire at age sixty (60), and (iii) the Employee terminates employment upon reaching age sixty (60), then the Employee’s retirement at age sixty (60) would constitute a Qualifying Retirement.

(q)          “Separation from Service” means the termination of the Employee’s employment with all Innovative Industrial Entities, provided that, notwithstanding such termination of the employment relationship between the Employee and all Innovative Industrial Entities, the Employee shall not be deemed to have had a Separation from Service where it is reasonably anticipated that the level of bona fide services that the Employee will perform (whether as an employee or independent contractor) following such termination from the Partnership and all Innovative Industrial Entities would be twenty percent (20%) or more of the average level of bona fide services performed by the Employee (whether as an employee or independent contractor) for the Innovative Industrial Entities over the immediately preceding thirty-six (36) month period (or such lesser period of actual service). In such event, Separation from Service shall mean the permanent reduction of the level of bona fide services to be performed by the Employee (whether as an employee or independent contractor) to a level that is less than twenty percent (20%) of the average level of bona fide services performed by the Employee (whether as an employee or independent contractor) during the thirty-six (36) month period (or such lesser period of actual service) immediately prior to the termination of the Employee’s employment relationship. A Separation from Service shall not be deemed to have occurred if the Employee is absent from active employment due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six (6) months or (ii) the period during which the Employee’s right to reemployment by any Innovative Industrial Entity is provided either by statute or contract.

(r)          “Specified Employee” means an employee of any Innovative Industrial Entity who is a “specified employee” as defined in Code Section 409A(a)(2)(b)(i) and Treasury Regulation §1.409A-1(i). If the Employee is a key employee as of the applicable identification date, the Employee shall be treated as a Specified Employee for the twelve (12) month period beginning on the first day of the fourth month following such identification date. The applicable identification date for purposes of this Agreement shall be September 30 of each year.

(s)          “Unvested Equity Award” has the meaning given to such term in Section 6(a).

6

(t)          “Years of Service” means the Employee’s total complete years of employment with an Innovative Industrial Entity, including years of employment with an entity that is acquired by an Innovative Industrial Entity prior to such acquisition. For this purpose, a “complete year of employment” shall begin on the Employee’s date of hire and end on each subsequent anniversary of such date.

2.           Term of the Agreement. The term of this Agreement shall begin on the date hereof and end at 11:59 p.m. on December 31, 2019 and thereafter shall automatically renew for successive three (3) year terms unless either party delivers written notice of non-renewal to the other party at least ninety (90) days prior to the end of the then current term; provided, however, that if a Change of Control has occurred during the original or any extended term (including any extension resulting from a prior Change of Control), the term of the Agreement shall end no earlier than twenty-four (24) calendar months after the end of the calendar month in which the Change of Control occurs.

3.            No Change of Control – Severance. Except in circumstances in which the Employee would be entitled to payments and benefits in connection with a Change of Control as provided in Section 4 below, in the event that during the term of this Agreement the Employee has a Separation from Service as a result of the Innovative Industrial Entities terminating the Employee’s employment without Cause or the Employee terminating the Employee’s employment for Good Reason, subject to Sections 11, 15 and 16 below:

(a)          The Partnership shall pay to the Employee an amount equal to (i) two (2) times the sum of (A) the Employee’s annual base salary in effect on the date the Employee’s employment terminates, plus (B) the Employee’s Average Annual Cash Bonus, plus (ii) eighteen (18) months of the Employee’s Medical Benefits. Payment shall be made in a lump sum on the first business day after sixty (60) days following the Employee’s Separation from Service;

(b)          All of the Employee’s outstanding unvested stock options, restricted stock awards, restricted stock units and stock rights awards that vest solely on the basis of time shall become vested on a pro-rated basis, based on the portion of the vesting period that has elapsed as of the date of the Employee’s Separation from Service; and

(c)          All of the Employee’s outstanding performance share awards shall be earned as of the date of Separation from Service based on the level of achievement of the performance goals established for such awards as of such date, but then pro-rated based on the portion of the performance period that has elapsed as of the date of the Employee’s Separation from Service. For purposes hereof, the level of achievement of the performance goals established for each such award will be determined on the date immediately prior to the Separation from Service as follows: (i) if the goal is a market-based goal, such as total stockholder return or stock price, then the actual performance to date shall be used, and (ii) if the goal is not a market-based goal, then the level of achievement of such goal shall be (X) based on the most recently reported number(s) by the Company in its reports filed with the Securities and Exchange Commission or (Y) if such numbers are not so filed, based on the numbers as prepared internally by the Company for the quarter ending prior to the date of the Separation from Service.

7

Any shares issuable under awards that vest or are earned pursuant to subsections (b) and (c) shall be issued on the same date as the cash severance payment is made pursuant to subsection (a).

Notwithstanding anything in this Agreement to the contrary, if a Separation of Service that would otherwise entitle the Employee to benefits under Sections 3(a), (b) and (c) above occurs during a transition period through December 31, 2019, and solely as it applies to (x) payments of the amounts to the Employee pursuant to Section 3(a) above (and not, for purposes of clarification, for payments made pursuant to Section 4(a) below) and (y) the number of equity awards that vest pursuant to Sections 3(b) and 3(c) above (and not, for purposes of clarification, for equity awards that vest pursuant to Sections 4(b) and 4(c) below), (i) the Partnership shall be obligated to pay to the Employee only a percentage of the amount calculated pursuant to Section 3(a) and (ii) only a percentage of the outstanding equity awards under Sections 3(b) and 3(c) shall vest, based on the date of the Employee's Separation of Service, as follows:

Date of Separation of Service	Percentage Payout of Amount Calculated Under Section 3(a) and Equity Vesting Under Sections 3(b) and 3(c)
Before 3/31/17	0.0%
From 4/1/17 through 6/30/17	8.3%
From 7/1/17 through 9/30/17	16.7%
From 10/1/17 through 12/31/17	25.0%
From 1/1/18 through 3/31/18	33.3%
From 4/1/18 through 6/30/18	41.7%
From 7/1/18 through 9/30/18	50.0%
From 10/1/18 through 12/31/18	58.3%
From 1/1/19 through 3/31/19	66.7%
From 4/1/19 through 6/30/19	75.0%
From 7/1/19 through 9/30/19	83.3%
From 10/1/19 through 12/31/19	91.7%
From 1/1/20	100.0%

For the avoidance of doubt, nothing in the preceding paragraph shall affect the time of payment of any amount under this Agreement.

4.           Change of Control – Severance. In the event that during the term of this Agreement the Innovative Industrial Entities terminate the Employee’s employment without Cause or the Employee terminates the Employee’s employment for Good Reason, in each case within two (2) years following a Change of Control, the following provisions shall apply:

(a)          The Partnership shall pay to the Employee the amount set forth in Section 3(a);

(b)          All outstanding unvested stock options, restricted stock, restricted stock units, stock rights awards and performance share awards then held by the Employee will vest (at the greater of actual performance to-date or target, for any awards subject to performance goals), and all outstanding equity awards that have not vested at the time of the Change of Control or been converted to the right to receive a cash payment pursuant to Section 6(c) will vest on the date the General Release in Section 15 becomes effective, and, if applicable, will be paid on the tenth (10th) business day following such time. Notwithstanding the foregoing, all such awards which are subject to Code Section 409A will be paid on the first (1st) business day after sixty (60) days following the Employee’s Separation from Service, provided the General Release in Section 15 has become effective; and

8

(c)          With respect to those Unvested Equity Awards that have been exchanged pursuant to Sections 6(b) and 6(c) for the right to receive a contingent cash payment, subject to Section 11 below, the Employee shall receive a cash payment made in a lump sum on the first business day after sixty (60) days following the Employee’s Separation from Service equal to any portion of the unpaid Base Performance Share Value and Base Restricted Share Value that has not been paid pursuant to Sections 6(b) and 6(c), together with accrued but unpaid interest at the Prime Rate on such unpaid amount from the date of the Change of Control to the date of payment.

5.           Entitlement to Severance.

(a)          If the Employee becomes entitled to receive any severance payments or benefits described in Section 3 or Section 4 after the Employee has delivered written notice of what would otherwise have been a Qualifying Retirement to the Partnership had the Employee continued to be employed by the Partnership through the date of retirement set forth in the notice, then the amount of such payments and benefits shall be limited to (i) those that the Employee would have otherwise received had such employment continued through such date of retirement, and (ii) those provided by Section 9, if any.

(b)          If the Employee dies after receiving notice from the Company that the Employee is being terminated without Cause, or after providing notice of termination for Good Reason, but prior to the date the Employee receives the payments and benefits described in Section 3 or Section 4, as the case may be, then the Employee’s estate, heirs and beneficiaries shall be entitled to the payments and benefits described in Section 3 or Section 4, as the case may be, at the same time such payments and benefits would have been paid or provided to the Employee had the Employee lived.

6.           Change of Control – Effect on Stock Rights.

(a)          Except as otherwise provided in Sections 6(b) and 6(c) below (or in Sections 4(b) or 4(c), if applicable), the occurrence of a Change of Control shall not impact any existing unvested stock options, restricted stock awards, restricted stock units, stock rights awards or performance share awards (collectively, “Unvested Equity Awards”) unless such rights are cashed out pursuant to the terms of the applicable merger agreement or other agreement(s) pursuant to which such Change of Control is effected.

(b)          With respect to Unvested Equity Awards that are performance share awards (“Performance Awards”), notwithstanding anything to the contrary contained in the related plan or award agreement, all of the Employee’s outstanding unvested Performance Awards shall be cancelled and, in consideration for the cancellation of such awards, the Employee shall receive a deferred contingent cash payment with respect to each such cancelled award equal to (X) the Base Performance Share Value determined for such cancelled award, plus (Y) interest on such unpaid Base Performance Share Value from the date of the Change of Control to the date of payment at the Prime Rate, such cash payment to be made on the last day of the applicable performance period for such award, provided that the Employee remains employed by the Partnership, an Affiliate, or one of their successors through the last day of the applicable performance period.

9

(c)          With respect to Unvested Equity Awards that are not Performance Awards, if the stock underlying such awards is not readily tradable on an established securities market immediately after the Change of Control (after giving effect to any conversion, exchange or replacement pursuant to the applicable plan or award agreement of the stock underlying Unvested Equity Awards as a result of a reorganization, merger, consolidation, combination or other similar corporate transaction or event), then notwithstanding anything to the contrary contained in the related plan or award agreement, all of the Employee’s outstanding Unvested Equity Awards shall be cancelled and, in consideration for the cancellation of such awards, the Employee shall receive:

(i)          a cash payment equal to (X) the fair market value of the shares underlying all of the Employee’s unvested stock options as of the date of the Change of Control, less (Y) the aggregate exercise price of such stock options, such cash payment to be made within thirty (30) days after the Change of Control; and

(ii)         a deferred contingent cash payment equal to (X) the Base Restricted Share Value, plus (Y) interest on the unpaid Base Restricted Share Value from the date of the Change of Control to the date of payment at the Prime Rate, such cash payment of the Base Restricted Share Value to be made in installments on the applicable vesting dates with respect to the number of shares that would have been issued on that vesting date, plus all accrued but unpaid interest on the unpaid Base Restricted Share Value through such vesting date, provided that the Employee remains employed by the Partnership, an Affiliate, or one of their successors through the applicable date of vesting.

7.           Change of Control – Excise Tax.

(a)          If in the opinion of Tax Counsel (as defined in Section 7(b)) the Employee will be subject to an excise tax under Code Section 4999 with respect to all or any portion of the payments and benefits to be made by the Company or any of its Affiliates to the Employee, whether upon a Change of Control or following a termination of the Employee’s employment, under this Agreement or otherwise (in the aggregate, “Total Payments”), then such parties agree that the Total Payments shall either be (i) delivered in full, or (ii) reduced to two (2) times the Employee’s “base amount” for purposes of Code Section 280G, less $1.00 (“Scaled Back Amount”), whichever of the foregoing results in the receipt by the Employee of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the excise tax). If the Employee is entitled to the Scaled Back Amount, then such payments and benefits shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits to be received by the Employee (on the basis of the relative present value of the parachute payments).

10

(b)          For purposes of this Section 7, within forty (40) days after delivery of a written notice of termination by the Employee or by the Company pursuant to this Agreement within two (2) years of a Change of Control with respect to the Company (or, if an event other than termination of employment results in payment of parachute payments under Code Section 280G and it is reasonably possible that such parachute payments could result in an excise tax, within forty (40) days after such other event), the Company shall obtain, at its expense, the opinion (which need not be unqualified) of nationally recognized tax counsel (“Tax Counsel”) selected by the Compensation Committee of the Board, which sets forth (i) the “base amount” within the meaning of Code Section 280G; (ii) the aggregate present value of the payments in the nature of compensation to the Employee as prescribed in Code Section 280G(b)(2)(A)(ii); (iii) the amount and present value of any “excess parachute payment” within the meaning of Code Section 280G(b)(1); and (iv) as applicable, (X) the net after-tax proceeds to the Employee, taking into account the tax imposed by Code Section 4999 if the Total Payments were delivered in full, and (Y) the amount and nature of the parachute payments to be reduced or forfeited according to Section 7(a) in order for the total payments and benefits to equal the Scaled Back Amount. For purposes of such opinion, the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Section 280G and regulations thereunder, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Employee. Such opinion shall be addressed to the Company and the Employee and shall be binding upon the Company, its Affiliates, and the Employee.

8.           Plan of Liquidation. If the stockholders of the Company approve a complete plan of liquidation or dissolution of the Company (“Approved Liquidation Plan”), all Unvested Equity Awards that are not Performance Awards will fully vest on the date of such approval and all such awards that are Performance Awards shall vest to the extent the performance goals established under such awards have been achieved on such date (as if the Employee had satisfied all employment conditions required to vest), with the corresponding performance period for such award(s) deemed completed as of the date immediately preceding the date of such approval. Shares of common stock that so vest will be deemed outstanding as of the close of business on the date of such approval, and certificates representing such shares shall be delivered to the Employee as promptly as practicable thereafter. Any Performance Awards not vesting on the date of such approval shall be immediately cancelled without consideration therefor. In addition, unless the Approved Liquidation Plan shall have been rescinded, if the Partnership terminates the Employee’s employment without Cause or the Employee terminates the Employee’s employment for Good Reason in each case following stockholder approval of the Approved Liquidation Plan, then the Employee shall receive the benefits provided in Sections 4(a), 4(b) and 4(c), as applicable.

11

9.           Retirement and Performance Shares. If the Employee’s termination of employment constitutes a Qualifying Retirement, then the Employee’s unvested stock options, restricted stock, restricted stock units and stock rights awards (other than performance shares) will vest on the date of retirement set forth in the notice thereof, and if the Qualifying Retirement occurs on or after a Change of Control, then the provision of Section 4(c) shall also apply. Notwithstanding anything to the contrary in any related plan or award agreement, the Employee shall be entitled to exercise all vested stock options until the earlier of (a) three (3) years after the date of Qualifying Retirement, and (b) the original terms of the options. Unless an award agreement provides for more favorable treatment, upon a Qualifying Retirement, the Employee shall continue to have the right to earn unvested performance shares upon the achievement of the applicable performance goals over any remaining performance period, as if the Employee’s employment had not been terminated.

10.          Death and Disability. In no event shall a termination of the Employee’s employment due to death or Disability constitute a termination by the Partnership without Cause or a termination by the Employee for Good Reason; however, upon termination of employment due to the Employee’s death or Disability, the Employee’s estate or the Employee, as applicable, shall receive the benefits provided in Section 4(b) or 4(c) with respect to unvested stock options, restricted stock, restricted stock units and stock rights awards (other than performance shares), and the Employee’s estate or the Employee, as applicable, shall continue to have the right to earn unvested performance shares upon the achievement of the applicable performance goals over any remaining performance period, as if the Employee’s employment had not been terminated. Notwithstanding anything to the contrary in any related plan or award agreement, (a) the Employee’s estate shall be entitled to exercise all vested stock options until the earlier of (i) three (3) years after termination of employment due to death, and (ii) the original term of the option, and (b) the Employee shall be entitled to exercise all vested stock options until the earlier of (i) one (1) year after termination of employment due to Disability, and (ii) the original term of the option. For purposes of this Agreement, “Disability” shall mean the absence of the Employee from the Employee’s duties with the Innovative Industrial Entities on a full-time basis for ninety (90) consecutive days or on a total of one hundred eighty (180) days in any twelve (12) month period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and reasonably acceptable to the Employee or the Employee’s legal representative.

11.          Payments to Specified Employees. Notwithstanding any other Section of this Agreement, if the Employee is a Specified Employee at the time of the Employee’s Separation from Service, payments or distribution of property to the Employee provided under this Agreement, to the extent considered amounts deferred under a non-qualified deferred compensation plan (as defined in Code Section 409A) shall be deferred until the six (6) month anniversary of such Separation from Service to the extent required in order to comply with Code Section 409A and Treasury Regulation 1.409A-3(i)(2).

12.          Reductions in Base Salary. For purposes of this Agreement, in the event there is a reduction in the Employee’s base salary that would constitute the basis for a termination for Good Reason, the base salary used for purposes of calculating the severance payable pursuant to Sections 3 or 4(a), as the case may be, shall be the amounts in effect immediately prior to such reduction.

12

13.          Other Payments and Benefits. On any termination of employment, including, without limitation, termination due to the Employee’s death or Disability (as defined in Section 10) or for Cause, the Employee shall receive any accrued but unpaid salary, reimbursement of any business or other expenses incurred prior to termination of employment but for which the Employee had not received reimbursement (provided that such expenses have been previously approved in writing or comply with the terms of any expense reimbursement policy then in effect), and any other rights, compensation and/or benefits as may be due the Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company or the Partnership (but in no event shall the Employee be entitled to duplicative rights, compensation and/or benefits).

14.          Set Off; Mitigation. The obligation of the Company or the Partnership to pay or provide the Employee the amounts or benefits under this Agreement shall be subject to set-off, counterclaim or recoupment of amounts owed by the Employee to the Company or the Partnership. In addition, except as provided in Section 7 with respect to the Scaled Back Amount, if applicable, the Employee shall not be required to mitigate the amount of any payments or benefits provided to the Employee hereunder by securing other employment or otherwise, nor will such payments and/or benefits be reduced by reason of the Employee securing other employment or for any other reason.

15.          Release. Notwithstanding any provision herein to the contrary, none of the Innovative Industrial Entities shall have any obligation to pay any amount or provide any benefit (other than those amounts set forth in Section 13), as the case may be, under this Agreement, unless the Employee executes, delivers to the Partnership, and does not revoke (to the extent the Employee is allowed to do so as set forth in the General Release), a General Release within sixty (60) days of the Employee’s termination of employment.

16.          Restrictive Covenants and Consulting Arrangement.

(a)          The Employee will hold in a fiduciary capacity all secret or confidential information, knowledge or data relating to any Innovative Industrial Entity, and each of their respective businesses (the “Confidential Information”), except in furtherance of the business of the Innovative Industrial Entities or except as may be required by law. Additionally, and without limiting the foregoing, the Employee agrees not to participate in or facilitate the dissemination to the media or any other third party (i) of the Confidential Information, or (ii) of any damaging or defamatory information concerning any Innovative Industrial Entity or the Employee’s experiences as an employee of any Innovative Industrial Entity, without the Company’s prior written consent, except as may be required by law. Notwithstanding the foregoing, this Section 16(a) does not apply to information which is already in the public domain other than pursuant to acts of the Employee or representatives of the Employee in violation of this Agreement.

(b)          During the Employee’s employment and during the one (1) year period after the date that the Employee ceases to be employed by any of the Innovative Industrial Entities for any reason (the “Termination Date”), the Employee agrees that the Employee shall not directly or knowingly and intentionally through another party recruit, induce, solicit or assist any other Person in recruiting, inducing or soliciting (A) any other employee of any Innovative Industrial Entity to leave such employment or (B) any other Person with which any Innovative Industrial Entity was actively conducting negotiations for employment on the Termination Date.

13

(c)          For a six (6) month period following any termination of employment, the Employee agrees to make himself available and, upon and as requested by the Company or the Partnership from time to time, to provide consulting services with respect to any projects the Employee was involved in prior to such termination and/or to provide such other consulting services as the Company or the Partnership may reasonably request. The Employee will be reimbursed for reasonable travel and miscellaneous expenses incurred in connection with the provision of requested consulting services hereunder. The Company or the Partnership will provide the Employee reasonable advance notice of any request to provide consulting services, and will make all reasonable accommodations necessary to prevent the Employee’s commitment hereunder from materially interfering with the Employee’s employment obligations, if any. In no event will the Employee be required to provide more than twenty (20) hours of consulting services in any one month to the Company and the Partnership pursuant to this provision.

(d)          The parties agree that any breach of this Section 16 will result in irreparable harm to the non-breaching party which cannot be fully compensated by monetary damages and accordingly, in the event of any breach or threatened breach of this Section 16, the non-breaching party shall be entitled to injunctive relief. Should any provision of this Section 16 be determined by a court of law or equity to be unreasonable or unenforceable, the parties agree that to the extent it is valid and enforceable, they shall be bound by the same, the intention of the parties being that the parties be given the broadest protection allowed by law or equity with respect to such provision.

17.          Survival. The provisions of Sections 3 through 22 shall survive the termination of this Agreement to the extent necessary to enforce the rights and obligations described therein.

18.          Compliance with Code Section 409A. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company or the Partnership, as the case may be.

19.          Withholding. The Company or the Partnership shall be entitled to withhold from all payments to the Employee hereunder all amounts required to be withheld under applicable local, state or federal income and employment tax laws.

20.          Clawbacks. All incentive-based compensation paid to the Employee hereunder will be subject to the policies of the Company and the Partnership regarding clawbacks of erroneously awarded incentive-based compensation triggered by an accounting restatement, as required by law and approved by the Board in the case of the Company.

14

21.          Dispute Resolution. Any dispute, controversy or claim between the Company or the Partnership and the Employee or other Person arising out of or relating to this Agreement shall be settled by arbitration conducted in San Diego, California, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in force and California law within thirty (30) days after written notice from one party to the other requesting that the matter be submitted to arbitration; provided that this Section 21 shall not apply to, and the Company and the Partnership shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened violation by the Employee of his or her obligations under Section 16 hereof in any court of competent jurisdiction. The arbitration decision or award shall be binding and final upon the parties. The arbitration award shall be in writing and shall set forth the basis thereof. The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. Each party shall be responsible for its own costs and expenses in any dispute or proceeding regarding the enforcement of this Agreement.

22.          Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of California (exclusive of conflict of law principles). In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the remainder shall not be affected thereby. This Agreement supersedes and terminates any prior employment agreement, severance agreement, change of control agreement or non-competition agreement between the Company or the Partnership and the Employee. It is intended that the payments and benefits provided under this Agreement are in lieu of, and not in addition to, termination, severance or change of control payments and benefits provided under the other termination or severance plans, policies or agreements, if any, of the Company or the Partnership. This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs and personal representatives, the Company and the Partnership, and their successors, assigns and legal representatives. Headings herein are inserted for convenience and shall not affect the interpretation of any provision of the Agreement. References to sections of the Exchange Act or the Code, or rules or regulations related thereto, shall be deemed to refer to any successor provisions, as applicable. The Company and the Partnership will require any successors thereto (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company and the Partnership would be required to perform if no such succession had taken place. This Agreement may not be terminated, amended, or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

23.          Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(Signature pages to follow)

15

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INNOVATIVE INDUSTRIAL PROPERTIES, INC.

By:	/s/ Paul Smithers
Paul Smithers
President and Chief Executive Officer

IIP OPERATING PARTNERSHIP, LP

By:	INNOVATIVE INDUSTRIAL PROPERTIES, INC.
Its General Partner

By:	/s/ Paul Smithers
Paul Smithers
President and Chief Executive Officer

EMPLOYEE

/s/ Robert Sistek
Robert Sistek